Exhibit 99.1
MBF Healthcare Acquisition Corp. Announces Liquidation and Dissolution
CORAL GABLES, Fla., April 17, 2009 — MBF Healthcare Acquisition Corp. (NYSE Amex: MBH) (the “Company”) announced today that its Board of Directors have voted to approve the Company’s proposed plan of liquidation. As of the close of business on April 22, 2009, the Company’s share transfer books will close and the NYSE Amex will suspend trading.
The Company is a “blank check” company formed to acquire, through a merger, capital stock exchange, asset acquisition, reorganization or similar business combination, one or more businesses, which it believes has significant growth potential. Because the Company will not consummate a business combination by April 23, 2009, the time frame required by its charter and the terms of its initial public offering, the Company is required to liquidate and dissolve. Promptly after that date, the Company will begin the process of liquidating and dissolving itself in accordance with its charter and applicable Delaware law.
As a result, the Company expects to liquidate the amounts held in its trust account, which consist of proceeds from the Company’s initial public offering, together with the deferred portion of the underwriter’s discount and commission and interest (net of applicable taxes). Payable upon presentation, liquidating distributions will be made to holders of shares of common stock issued in the Company’s initial public offering. Stockholders whose stock is held in “street name” through a broker will automatically receive payment through the Depository Trust Company. The liquidating distribution is expected to be approximately $8.24 per share. No payments will be made with respect to any of the Company’s outstanding warrants or shares of common stock that were acquired prior to the Company’s initial public offering. In addition, stockholders will receive their proportionate share of any federal income tax refund received by the Company for the deductibility of previously disallowed expenses to be deducted in the Company’s 2009 federal income tax return. This refund is expected to be received in 2010 and will then be distributed to the stockholders.
The Company will file a Certificate of Termination of Registration on Form 15 with the Securities and Exchange Commission for the purpose of deregistering its securities under the Securities and Exchange Act of 1934, as amended. As a result, the Company will no longer be a public reporting company and its securities will cease trading on the NYSE Amex.
About MBF Healthcare Acquisition Corp.
MBH is a special purpose acquisition company formed for the purpose of acquiring, through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination, one or more operating businesses in the healthcare industry.

Contacts: Jorge L. Rico MBF Healthcare Acquisition Corp. 305-476-5160 jrico@mbfhp.com